Exhibit 10.4

STANDSTILL AGREEMENT

by and between

Howard Hughes Holdings Inc.

and

Pershing Square Holdco, L.P.

Dated as of May 5, 2025

i

STANDSTILL AGREEMENT

This Standstill Agreement (this “Agreement”) is dated as of May 5, 2025 (the “Effective Date”), by and between Howard Hughes Holdings Inc., a Delaware corporation (the “Company”) and Pershing Square Holdco, L.P. (“Investor”).

WHEREAS, Investor has entered into that certain Share Purchase Agreement, effective as of the date hereof (the “Share Purchase Agreement”), that contemplates, among other things, the purchase by Investor of shares of Common Stock subject to the terms and conditions contained therein;

WHEREAS, in connection with the consummation of the transactions contemplated by the Share Purchase Agreement, the Company and Investor have agreed to execute this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1            Defined Terms. For purposes of this Agreement, the following terms, when used in this Agreement with initial capital letters, shall have the respective meanings set forth in this Agreement:

(a)            “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this Agreement, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

(b)            “Agreement” has the meaning assigned thereto in the Preamble.

(c)            “Beneficial Ownership” by a Person (the “Beneficial Owner”) of any securities means “beneficial ownership” as used for purposes of Rule 13d-3 adopted by the SEC under the Exchange Act; provided, however, to the extent the term “Beneficial Ownership” is used in connection with any obligation on the part of an Investor Party to vote, or direct the vote, of shares of Common Stock, “Beneficial Ownership” by a Person of any securities shall be deemed to refer solely to those securities with respect to which such Person possesses the power to vote or direct the vote. The term “Beneficially Own” shall have a correlative meaning. For avoidance of doubt, for purposes of this Agreement shares of Common Stock held by an Investor Investment Advisor shall not be deemed to be Beneficially Owned by Investor or the Investor Parties.

(d)            “Board” means the Board of Directors of the Company.

(e)            “Change of Control” means any transaction involving (i) a Merger Transaction, (ii) a sale of all or substantially all of the assets of the Company and its Subsidiaries (determined on a consolidated basis), in one transaction or series of related transactions, or (iii) the consolidation, merger, amalgamation, reorganization of the Company or a similar transaction in which the Company is combined with another Person, unless shares of Common Stock held by holders who are not affiliated with the Company or any entity acquiring the Company remain unchanged or are exchanged for, converted into or constitute solely (except to the extent of applicable appraisal rights or cash received in lieu of fractional shares) the right to receive as consideration Public Stock and the Persons or Group who Beneficially Own the outstanding Common Stock of the Company immediately before consummation of the transaction Beneficially Own more than fifty percent (50%) (by voting power) of the outstanding voting stock of the combined or surviving entity or new parent immediately thereafter.

(f)            “Charter” means the Amended and Restated Certificate of Incorporation of the Company as the same may be amended and/or restated from time to time in accordance therewith and applicable Law and the terms of this Agreement.

(g)            “Common Stock” means the common stock, par value $0.01 per share, of the Company, as authorized by the Charter, and any successor security as provided by Section 5.11.

(h)            “Company” has the meaning assigned thereto in the Preamble.

(i)             “Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee stock purchase plan, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case sponsored or maintained by the Company or any of its Subsidiaries for the benefit of any past or present director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries who has any present or future right to benefits.

(j)             “Company Transaction” has the meaning assigned thereto in Section 2.3(a).

(k)            “Disinterested Director” means, with respect to any matter upon which the Board votes, a director of the Board who is not a party to the act or transaction and does not have a material interest in the act or transaction or a material relationship with a person that has a material interest in the act or transaction, as reasonably determined by the Board in good faith.

(l)             “Economic Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has (i) “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act or (ii) economic interest in such security as a result of any cash-settled total return swap transaction or any other swap, other derivative or “synthetic” ownership arrangement (in which case the number of securities with respect to which such Person has Economic Ownership shall be determined by the Company in it reasonable judgment based on such Person’s equivalent net long position); provided, however, that for purposes of determining Economic Ownership, a Person shall be deemed to be the Economic Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the giving of notice or the passage of time, including the giving of notice or the passage of time in excess of sixty (60) days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing), in each case, without duplication of any securities included pursuant to sub-clauses (i) or (ii) above. For purposes of this Agreement, a Person shall be deemed to be the Economic Owner of any securities Economically Owned by any Group of which such Person is or becomes a member. The term “Economically Own” shall have a correlative meaning.

(m)           “Effective Date” has the meaning assigned thereto in the Preamble.

(n)            “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC promulgated thereunder, all as the same may be amended and shall be in effect from time to time.

(o)            “Fair Market Value” means, with respect to each share of Public Stock, the average of the daily volume weighted average prices per share of such Public Stock for the ten (10) consecutive trading days immediately preceding the day as of which Fair Market Value is being determined, as reported on the New York Stock Exchange, or if such shares are not listed on the New York Stock Exchange, as reported by the principal U.S. national or regional securities exchange or quotation system on which such shares are then listed or quoted; provided, however, that in the absence of such listing or quotations, the Fair Market Value of such shares shall be the fair market value per share as determined by an Independent Financial Expert appointed for such purpose, using one or more valuation methods that the Independent Financial Expert in its professional judgment determines to be most appropriate, assuming such shares are fully distributed and are to be sold in an arm’s-length transaction and there was no compulsion on the part of any party to such sale to buy or sell and taking into account all relevant factors.

(p)            “Fully Diluted Basis” means all outstanding shares of Common Stock, assuming the exercise of all outstanding Share Equivalents (other than any options or other stock incentives issued to an employee of the Company or its Subsidiaries pursuant to the terms of a Company Benefit Plan) without regard to any restrictions or conditions with respect to the exercisability of such Share Equivalents.

(q)            “Governmental Entity” means any (i) nation, region, state, province, county, city, town, village, district or other jurisdiction, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, court or tribunal, or other entity), (iv) multinational organization or body or (v) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature or any other self-regulatory organizations.

(r)             “Group” has the meaning assigned to it in Section 13(d)(3) of the Exchange Act and Rule 13d-5 thereunder.

(s)            “Independent Directors” has the meaning assigned thereto in Section 2.1(a).

(t)            “Independent Financial Expert” means a nationally recognized financial advisory firm approved by a majority of the Disinterested Directors.

(u)           “Investor” has the meaning assigned thereto in the Preamble.

(v)            “Investor Investment Advisor” means any independently operated business unit of any Affiliate of Investor that holds shares of Common Stock (i) in trust for the benefit of persons other than any Investor Party, (ii) in mutual funds, open- or closed-end investment funds or other pooled investment vehicles sponsored, managed or advised or subadvised by such Investor Investment Advisor, (iii) as agent and not principal, or (iv) in any other case where such Investor Investment Advisor is disaggregated from Investor for the purposes of Section 13(d) of the Exchange Act; provided, however, that (A) in each case, such shares of Common Stock were acquired in the Ordinary Course of Business of the Investor Investment Advisor’s respective investment management or securities business and not with the intent or purpose on the part of Investor or the Investor Parties of influencing control of the Company or avoiding the provisions of this Agreement and (B) where appropriate, “ethical walls” or other informational barriers and other procedures have been established.

(w)            “Investor Parties” means Investor, Pershing Square Capital Management, L.P. and their respective Affiliates; provided, however, that none of the Company, any Subsidiary of the Company or any Investor Investment Advisor shall be deemed to be an Investor Party.

(x)            “Knowledge” has the meaning assigned thereto in Section 3.2(a).

(y)            “Large Stockholder” means a Person that is the Beneficial Owner of more than ten percent (10%) of the outstanding shares of Common Stock on a Fully Diluted Basis.

(z)            “Law” means any statutes, laws (including common law), rules, ordinances, regulations, codes, orders, judgments, decisions, injunctions, writs, and decrees applicable to the Company, Common Stock, Investor or Investor’s Affiliates, or their respective properties or assets.

(aa)          “Merger Transaction” means any transaction involving the acquisition (by purchase, merger or otherwise) by any Person or Group of Beneficial Ownership of voting securities of the Company entitling such Person or Group to exercise a majority of the total voting power of all outstanding securities entitled to vote generally in elections of directors of the Company.

(bb)         “Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company consistent with past practice.

(cc)          “Ownership Cap” means forty seven percent (47%).

(dd)         “Person” means an individual, a group (including a “group” under Section 13(d) of the Exchange Act), a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

(ee)          “Public Stock” means common stock listed on a recognized U.S. national securities exchange with an aggregate market capitalization (held by non-Affiliates of the issuer) in excess of $1 billion in Fair Market Value.

(ff)           “Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of May 5, 2025, by and between the Company and Investor.

(gg)         “Rule 144” means Rule 144 promulgated by the SEC under the Securities Act (or any successor provision then in force), as the same may be amended and shall be in effect from time to time.

(hh)         “SEC” means the U.S. Securities and Exchange Commission.

(ii)            “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

(jj)            “Services Agreement” means that certain Services Agreement, dated as of May 5, 2025, by and between the Company and Pershing Square Capital Management, L.P.

(kk)          “Share Equivalent” means any stock, warrants, rights, calls, options or other securities exchangeable or exercisable for, or convertible into, shares of Common Stock.

(ll)            “Share Purchase Agreement” has the meaning assigned thereto in the Recitals.

(mm)        “Shareholder Agreement” means that certain Shareholder Agreement, dated as of May 5, 2025, between the Company, Investor and Pershing Square Capital Management, L.P.

(nn)         “Specified Provisions” has the meaning assigned thereto in Section 3.3(a).

(oo)         “Subsidiary” means, with respect to a Person, (i) a company a majority of whose capital stock with voting power, under ordinary circumstances, to elect a majority of the directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, (ii) a partnership in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, (iii) a limited liability company of which such Person, or a Subsidiary of such Person, is a managing member or (iv) any other Person (other than a company) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

(pp)         “Suspension Period” has the meaning assigned thereto in Section 3.3(a).

(qq)         “Termination Date” has the meaning assigned thereto in Section 4.1.

(rr)           “Transaction Documents” means, individually or collectively, the Share Purchase Agreement, the Shareholder Agreement, the Services Agreement, the Registration Rights Agreement and this Agreement, in each case, as any such agreement may be amended or restated from time to time.

(ss)          “Transfer” has the meaning assigned thereto in Section 3.2(a).

(tt)           “Transferee” means any proposed transferee of securities pursuant to Section 3.2(b)(i) or Section 3.2(b)(vi).

(uu)         “Transferee Agreement” has the meaning assigned thereto in Section 3.2(c).

(vv)         “Votes Cast” means the aggregate number of shares of Common Stock that are properly voted for or against any action to be taken by stockholders, excluding any shares held by the Investor Parties or a Transferee.

(ww)        “Voting Cap” means forty percent (40%).

Article II
COMPANY RELATED PRINCIPLES

Section 2.1            Board of Directors. So long as Investor and the Investor Parties, collectively, shall Beneficially Own ten percent (10%) or more of the outstanding shares of Common Stock, none of Investor or the Investor Parties shall take any action that is inconsistent with its support for the following corporate governance principles:

(a)            A majority of the members of the Board shall be Independent Directors, where “Independent Director” means a director who satisfies all standards for independence promulgated by the New York Stock Exchange (or the applicable exchange where shares of Common Stock are then listed);

(b)            the Board shall have a nominating committee, a majority of which shall be Independent Directors who are not Affiliated with, and were not nominated pursuant to Section 3 of the Shareholder Agreement by, the Investor or any of its Affiliates;

(c)            in connection with any stockholder meeting or consent solicitation relating to the election of members of the Board, Investor and the other Investor Parties may vote the shares of Common Stock that they Beneficially Own in their sole and absolute discretion, provided, however, that if Investor and the other Investor Parties, collectively, Beneficially Own shares of Common Stock that represent more than the Voting Cap of the then-outstanding Common Stock, then Investor shall, and shall cause the other Investor Parties to, vote the shares of Common Stock that account for the excess over the Voting Cap in such election of members of the Board in proportion to the Votes Cast (except with respect to the election of the Purchaser Board Designees (as such term is defined in the Shareholder Agreement), in which case the Investor and other Investor Parties may vote all the shares of Common Stock that they Beneficially Own in their sole and absolute discretion);

(d)            the Board shall consist of eleven (11) members and not be increased or reduced, unless approved by seventy-five percent (75%) of the Board;

(e)            any Change of Control (other than a transaction contemplated by Section 3.1(b)(ii)) in which a Large Stockholder or its controlled Affiliate is the acquiror or part of the acquiror group or is proposed to be directly or indirectly combined with the Company must be approved by a majority of the Disinterested Directors as if it were a Company Transaction involving such Large Stockholder and by a majority of the voting power of the stockholders (other than such Large Stockholder and its controlled Affiliates); and

(f)            any Change of Control (other than a transaction contemplated by Section 3.2(b)(v)) in which any Large Stockholder or its controlled Affiliate receives per share consideration in its capacity as a stockholder of the Company in excess of that to be received by other stockholders, must be approved by a majority of the Disinterested Directors as if it were a Company Transaction involving such Large Stockholder and by a majority of the voting power of the stockholders (other than such Large Stockholder and its controlled Affiliates).

The Company shall not waive any provisions similar to Sections 2.1(c), (e) or (f) above for any Large Stockholder under any other agreement unless the Company grants a similar waiver under this Agreement.

Section 2.2            Voting.

(a)            Subject to Sections 2.1(c), (e) and (f) in connection with any matter being voted on at a stockholder meeting or in a consent solicitation that the Board has recommended that the stockholders of the Company approve, Investor and the other Investor Parties may vote the shares of Common Stock that they Beneficially Own against or in favor of such matter, in their sole and absolute discretion, provided, however, that if Investor and the other Investor Parties, collectively, Beneficially Own shares of Common Stock that represent more than the Voting Cap of the then-outstanding Common Stock, then Investor shall, and shall cause the other Investor Parties to, vote the shares of Common Stock that account for the excess over the Voting Cap on such matter in proportion to the Votes Cast.

(b)            Subject to Sections 2.1(c), (e) and (f) in connection with any matter being voted on at a stockholder meeting or in a consent solicitation that the Board has recommended that the stockholders of the Company not approve, Investor and the other Investor Parties may vote the shares of Common Stock that they Beneficially Own:

(i)             against such matter; or

(ii)             in favor of such matter; provided, however, that if Investor and the other Investor Parties, collectively, Beneficially Own shares of Common Stock that represent more than the Voting Cap of the then-outstanding Common Stock, then Investor shall, and shall cause the other Investor Parties to, vote the shares of Common Stock that account for the excess over the Voting Cap on such matter in proportion to the Votes Cast.

Section 2.3            Related Party Transactions. Without the approval of a majority of the Disinterested Directors, Investor shall not, and shall not permit any of the Investor Parties to, engage in any Company Transaction. “Company Transaction” means (i) any transaction or series of related transactions, directly or indirectly, between the Company or any Subsidiary of the Company, on the one hand, and any of the Investor Parties, on the other hand, or (ii) with respect to the purchase or sale of Common Stock by any of the Investor Parties, any waiver of any limitation or restriction with respect to such purchase or sale in the Transaction Documents; provided, however, that none of the following shall constitute a Company Transaction:

(a)            transactions expressly contemplated in the Transaction Documents (for the avoidance of doubt, including transactions with third parties that the Investor Parties may advise on as provided under the Services Agreement subject to any required approvals under the Services Agreement but excluding any transaction between the Company or any Subsidiary of the Company, on the one hand, and any of the Investor Parties, on the other hand) and any amendments, renewals, extensions or other modification of the Transaction Documents;

(b)            customary compensation arrangements (whether in the form of cash or equity awards), expense reimbursement, director insurance coverage and/or indemnification arrangements (and related advancement of expenses) in each case for Board designees, or any use by such persons, for Company business purposes, of aircraft, vehicles, property, equipment or other assets owned or customarily provided to members of the Board by the Company or any of its Subsidiaries; and

(c)            any transaction or series of transactions if the same is in the Ordinary Course of Business and does not involve payments by the Company in excess of $10,000,000 in the aggregate for such transaction or series of transactions.

Section 2.4            No Other Voting Restrictions. For the avoidance of doubt, except as restricted herein or by applicable Law, Investor and the other Investor Parties may vote the Common Stock that they Beneficially Own in their sole and absolute discretion.

Article III

INVESTOR RELATED COVENANTS

Section 3.1            Ownership Limitations.

(a)            Except as provided in Section 3.1(b), Investor agrees that it (together with the other Investor Parties) shall not, and shall cause the other Investor Parties not to, acquire Economic Ownership of shares of Common Stock that would result in the Investor Parties in the aggregate Economically Owning a percentage of the then-outstanding Common Stock on a Fully Diluted Basis that is greater than the Ownership Cap; provided, that if the Investor Parties inadvertently acquire Economic Ownership of shares of Common Stock that would result in the Investor Parties in the aggregate Economically Owning a percentage of the then-outstanding Common Stock on a Fully Diluted Basis that is greater than the Ownership Cap, then such Investor Party shall divest such shares as promptly as practicable. For the avoidance of doubt, no Person shall be in violation of this Section 3.1 as a result of any acquisition by the Company of any Common Stock or any other event that reduces the number of shares of Common Stock outstanding, in each case, which is approved by the Board.

(b)            Notwithstanding Section 3.1(a), any of the Investor Parties may acquire Economic Ownership of shares of Common Stock that would result in the Investor Parties (taken as a whole) having Economic Ownership of a percentage of the then-outstanding Common Stock on a Fully Diluted Basis that is greater than the Ownership Cap under any of the following circumstances:

(i)            acquisitions of shares pursuant to any pro rata stock dividend or stock distribution effected by the Company; or

(ii)           if such acquisition is pursuant to a tender offer or exchange offer, in each case that includes an offer for all outstanding shares of Common Stock owned by the Target Stockholders, or a merger, consolidation, binding share exchange or similar transaction pursuant to an agreement with the Company, so long as in each case (A) such offer, merger, consolidation, binding share exchange or similar transaction is approved by a majority of the Disinterested Directors or by a special committee comprised of Disinterested Directors (such tender offer or exchange offer, an “Approved Offer”, and such merger, consolidation, binding share exchange or similar transaction, an “Approved Merger”), and (B) in any such Approved Offer, a majority of the Target Shares are tendered into such Approved Offer and not withdrawn prior to the final expiration of such Approved Offer, or in such Approved Merger, a majority of the Target Shares that are voted (in person or by proxy) on the related transaction proposal are voted in favor of such proposal. As used in this Section 3.1(b)(ii): “Target Shares” means the then-outstanding shares of Common Stock not owned by the Investor Parties; and “Target Stockholders” means the stockholders of the Company other than the Investor Parties.

(c)            The limitation set forth in Section 3.1(a) may only be waived by the Company if a majority of the Disinterested Directors consent thereto.

Section 3.2            Transfer Restrictions.

(a)            Subject to Section 3.2(b), unless approved by a majority of the Independent Directors, Investor shall not, and shall not permit any of the Investor Parties to, sell or otherwise transfer or agree to transfer (each of the foregoing, a “Transfer”), directly or indirectly, any shares of Common Stock that are held directly or indirectly by Investor or any of the other Investor Parties if, immediately after giving effect to such Transfer, the Person that acquires such Common Stock (other than any underwriter acting in such capacity in an underwritten public offering of such shares) would, together with its Affiliates, to the actual knowledge (“Knowledge”) of the transferor Beneficially Own more than ten percent (10%) of the then-outstanding Common Stock. A transferor shall be deemed to have Knowledge of any transferee’s Beneficial Ownership of Common Stock if the transferor has actual knowledge of the identity of the transferee and such Beneficial Ownership has been, at the time of the agreement to transfer, publicly disclosed in accordance with Section 13 of the Exchange Act.

(b)            The limitations in Section 3.2(a) shall not apply, and any Investor Party may Transfer freely:

(i)             to any Person (including any Affiliate of Investor) if such Person has executed and delivered to the Company a Transferee Agreement (as defined below) (for the avoidance of doubt, no such Transferee Agreement will be required in the case of Transfers among Investor Parties already subject to this Agreement);

(ii)            to one or more underwriters or initial purchasers acting in their capacity as such in a manner not intended to circumvent the restrictions contained in Section 3.2(a);

(iii)           in a sale in the public market, in accordance with Rule 144, including the volume and manner of sale limitations set forth therein;

(iv)           in any Merger Transaction (other than a transaction contemplated by Section 3.2(b)(v) below) or transaction contemplated by clause (iii) of the definition of Change of Control (A) in which (in either case) no Investor Party is the acquiror or part of the acquiring group or is proposed to be combined with the Company and (B) that has been approved by the Board and a majority of the stockholders (it being understood that this clause (iv) does not affect the agreement of the parties under Section 2.1(e) and (f));

(v)            in connection with a tender or exchange offer that (A) is not solicited by any Investor Party and in which all holders of Common Stock are offered the opportunity to sell shares of Common Stock and (B) complies with applicable securities laws, including Rule 14d-10 promulgated under the Exchange Act; and

(vi)           in connection with any bona fide mortgage, encumbrance, pledge or hypothecation of capital stock to a financial institution in connection with any bona fide loan.

(c)            No Transfer under Section 3.2(b)(i) shall be valid unless and until a Transferee Agreement has been executed by the Transferee and delivered to the Company. For the purpose of this Agreement a “Transferee Agreement” executed by a Transferee means an agreement substantially in the form of this Agreement or in such other form as is reasonably satisfactory to the Company except that:

(i)             notwithstanding Section 2.1(c), in connection with any stockholder meeting or consent solicitation relating to the election of members of the Board, such Transferee may vote the shares of Common Stock that it Beneficially Owns in favor of one director candidate in its sole and absolute discretion and regarding any other director candidates in such election must vote in proportion to Votes Cast;

(ii)            “Investor” shall be defined to mean such Transferee;

(iii)           “Ownership Cap” shall be defined to mean the lower of (x) forty seven percent (47%) and (y) the sum of five percent (5%) and the percentage of the outstanding Common Stock on a Fully Diluted Basis that the Transferee Economically Owns as of the date of (and after giving effect to) such Transfer;

(iv)           “Voting Cap” shall be defined to mean the lower of (x) forty percent (40%) and (y) the sum of five percent (5%) and the percentage of the outstanding Common Stock on a Fully Diluted Basis that the Transferee Beneficially Owns as of the date of (and after giving effect to) such Transfer; and

(v)            any obligation on the part of Investor hereunder to cause the Investor Parties to take any action or refrain from taking any action shall only apply to the Investor Parties controlled by the Transferee and the Transferee Agreement shall provide that the Transferee shall use all reasonable efforts to cause Affiliates that the Transferee does not control to take or refrain from taking the action that it is otherwise required to cause under this Agreement.

Section 3.3            Purchaser Board Designees.

(a)            Notwithstanding anything contained herein to the contrary, the provisions in Article II (collectively, the “Specified Provisions”) shall be suspended and shall not apply in the event that the Purchaser Board Designees (as defined in the Shareholder Agreement) that Investor is entitled to designate under the terms of Section 3 of the Shareholder Agreement are not elected at a stockholders’ meeting at which the stockholders voted on the election of such Purchaser Board Designees (any such period, a “Suspension Period”); provided, however, that this Section 3.3(a) shall apply only if Investor has complied with its obligations under Section 3 of the Shareholder Agreement, including Investor’s timely designation of Purchaser Board Designees. No Suspension Period shall be deemed to occur during any reasonable period of time during which a Purchaser Board Designee is being replaced upon the death, resignation, retirement, disqualification or removal from office of such Purchaser Board Designee. Any Suspension Period shall end upon the election or appointment of the Purchaser Board Designees that Investor is entitled to designate under the terms of Section 3 of the Shareholder Agreement. At all times other than during a Suspension Period, the Specified Provisions shall apply in full force and effect.

(b)            Notwithstanding anything contained herein or in the Share Purchase Agreement, no Person that acquires Common Stock from the Investor Parties or from any other Person shall have any rights of Investor under Section 3 of the Shareholder Agreement with respect to the designation of members of the Board.

Article IV

TERMINATION

Section 4.1            Termination of Agreement. This Agreement may be terminated as follows (the date of such termination, the “Termination Date”):

(a)            if Investor and the Company mutually agree to terminate this Agreement, but only if at least two-thirds (2/3) of the Disinterested Directors have approved such termination;

(b)            without any further action by the parties hereto, if Investor and the Investor Parties Beneficially Own less than ten percent (10%) of the then outstanding Common Stock on a Fully Diluted Basis;

(c)            without any other action by the parties hereto, upon the consummation of a Change of Control not involving Investor or any Investor Party as a purchaser of any direct or indirect interest in the Company or any of its assets or properties; provided that the Investor Parties shall not have violated this Agreement in connection with any transaction under this clause;

(d)            without any other action by the parties hereto, upon the consummation of: (i) a sale of all or substantially all of the assets the Company and its Subsidiaries (determined on a consolidated basis), in one transaction or series of related transactions; or (ii) the acquisition (by purchase, merger or otherwise) by any Person or Group of Beneficial Ownership of voting securities of the Company entitling such Person or Group to exercise ninety percent (90%) or more of the total voting power of all outstanding securities entitled to vote generally in elections of directors of the Company; provided that the Investor Parties shall not have violated this Agreement in connection with any transaction under the preceding clauses (i) and (ii); and

(e)            upon notice by Investor to the Company in the event the Services Agreement expires or is otherwise terminated pursuant to Section 10.2.4 thereof.

Section 4.2            Procedure upon Termination. In the event of termination pursuant to Section 4.1, this Agreement shall terminate on the Termination Date without further action by Investor and the Company.

Section 4.3            Effect of Termination. In the event that this Agreement is validly terminated as provided in this Article IV, then each of the parties hereto shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the other party; provided, however, that Article V shall survive any such termination and shall be enforceable hereunder; provided, further, however, that nothing in this Section 4.3 shall relieve any party hereto of any liability for a breach of a representation, warranty or covenant in this Agreement prior to the Termination Date.

Article V

MISCELLANEOUS

Section 5.1            Notices. Any notice or other communication required or permitted to be given hereunder will be in writing and will be deemed to have been duly given if delivered by prepaid first-class mail, by email or other means of electronic communication or by hand-delivery and addressed as follows:

If to Investor, to:

Pershing Square Capital Management, L.P.
787 Eleventh Ave
New York, New York 10019

Attention:	Chief Legal Officer
Email:	legal@persq.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004

Attention:	Scott D. Miller
Ken Li
Email:	millersc@sullcrom.com
liken@sullcrom.com

If to the Company, to:

Howard Hughes Holdings Inc.
9950 Woodloch Forest Drive, Suite 1100
The Woodlands, Texas 77380

Attention:	General Counsel
Email:	joseph.valane@howardhughes.com

with copies (which shall not constitute notice) to:

Hogan Lovells US LLP
Columbia Square
555 Thirteenth St, NW
Washington, DC 20004

Attention:	David Bonser John Beckman Stacey McEvoy
Email:	david.bonser@hoganlovells.com john.beckman@hoganlovells.com stacey.mcevoy@hoganlovells.com

and

Morgan, Lewis & Bockius LLP

2222 Market Street

Philadelphia, PA 19103

Attention:	Justin W. Chairman Richard B. Aldridge
Email:	justin.chairman@morganlewis.com richard.aldridge@morganlewis.com

Section 5.2            Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party without the prior written consent of the other party. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

Section 5.3            Prior Negotiations; Entire Agreement. The Transaction Documents constitute the entire agreement of the parties and their Affiliates and supersede all prior and contemporaneous agreements, arrangements or understandings, whether written or oral, between the parties and their Affiliates with respect to the subject matter of this Agreement.

Section 5.4            Governing Law; Venue. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE. EACH OF THE PARTIES HEREBY agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Court of Chancery of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF, AND VENUE IN, SUCH COURTS AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS.

Section 5.5            Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party (including via email or other electronic transmission), it being understood that each party need not sign the same counterpart.

Section 5.6            Expenses. Except as otherwise provided in this Agreement or any other Transaction Document (including the Investor’s right to reimbursement of certain expenses under Section 7(f) of the Share Purchase Agreement), Investor and the Company shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

Section 5.7            Waivers and Amendments. Subject to Section 5.2, this Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by Investor and the Company (with the approval of a majority of the Disinterested Directors) or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

Section 5.8            Construction.

(a)            The parties hereto have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)            Unless the context otherwise requires, as used in this Agreement: (i) “or” shall mean “and/or”; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written” or “in writing” include in visual electronic form; (v) words of one gender shall be construed to apply to each gender; and (vi) the terms “Article” and “Section” refer to the specified Article or Section of this Agreement.

Section 5.9            Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 5.10            Equitable Relief. The parties agree that irreparable damage would occur in the event that any provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that each of the parties shall be entitled to an injunction or injunctions (without necessity of proving damages or posting a bond or other security) to prevent breaches of this Agreement, and to enforce specifically the terms and provisions of this Agreement, in addition to any other applicable remedies at law or equity.

Section 5.11            Successor Securities. The provisions of this Agreement pertaining to shares of Common Stock shall apply to all shares of Common Stock Beneficially Owned by any Investor Party and any voting equity securities of the Company, regardless of class, series, designation or par value, that are issued as a dividend on or in any other distribution in respect of, or as a result of a reclassification (including a change in par value) in respect of, shares of Common Stock or other shares of the Company which, as provided by this section, are considered as shares of Common Stock for purposes of this Agreement and shall also apply to any voting equity security issued by any company that succeeds, by merger, consolidation, a share exchange, a reorganization of the Company or any similar transaction, to all or substantially all the business of the Company, or to the ownership thereof, if such security was issued in exchange for or otherwise as consideration for or in respect of shares of Common Stock (or other shares of the Company which, as provided by this section, are considered as shares of Common Stock for purposes of this Agreement) in connection with such succession transaction.

Section 5.12            Inurement. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

Section 5.13            Voting Procedures. If, in connection with any stockholder meeting or consent solicitation, Investor or the Investor Parties are required under the terms of this Agreement to vote in proportion to Votes Cast, then the parties shall cooperate to determine appropriate procedures and mechanics to facilitate such proportionate voting.

Section 5.14            Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTIONS, SUITS, DEMAND LETTERS, JUDICIAL, ADMINISTRATIVE OR REGULATORY PROCEEDINGS, OR HEARINGS, NOTICES OF VIOLATION OR INVESTIGATIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (B) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY.

Section 5.15            Sequencing. For the avoidance of doubt, the Board may approve and adopt any matter referred to herein that also requires approval of the Company’s stockholders under the Delaware General Corporation Law prior to the Company obtaining the approval required herein; provided, that the Company may not permit such matter to occur until the approval required herein is obtained.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

HOWARD HUGHES HOLDINGS INC.

By:	/s/ David O’Reilly
	Name:	David O’Reilly
	Title:	Chief Executive Officer

PERSHING SQUARE HOLDCO, L.P.

By:	/s/ William A. Ackman
	Name:	William A. Ackman
	Title:	Chief Executive Officer

[Signature Page to Pershing Standstill Agreement]